Exhibit 99.1

FOR RELEASE: Monday, April 29, 2013 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS
FOR THE QUARTER AND NINE MONTHS ENDED MARCH 31, 2013

Shreveport, Louisiana – April 29, 2013 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended March 31, 2013 of $676,000, an increase of $89,000 compared to net income of $587,000 reported for the three months ended March 31, 2012. The Company’s basic and diluted earnings per share were $0.31 and $0.30, respectively, for the quarter ended March 31, 2013, compared to basic and diluted earnings per share of $0.21 for the quarter ended March 31, 2012.

The Company reported net income of $2.5 million for the nine months ended March 31, 2013, an increase of $426,000 compared to $2.1 million reported for the nine months ended March 31, 2012. The Company’s basic and diluted earnings per share were $1.04 and $1.01, respectively, for the nine months ended March 31, 2013, compared to basic and diluted earnings per share of $0.73 for the nine months ended March 31, 2012.

The increase in net income for the three months ended March 31, 2013, resulted primarily from a $126,000, or 5.0%, increase in net interest income, an $81,000, or 3.5%, decrease in non-interest expense, and a $2,000, or 0.9%, decrease in the provision for loan losses, partially offset by a decrease of $56,000, or 6.8%, in non-interest income and a $64,000, or 24.7%, increase in income tax expense. The increase in net interest income for the three months ended March 31, 2013, was primarily due to a decrease of $126,000, or 16.9%, in aggregate interest expense on borrowings and deposits primarily due to an overall decrease in rates paid on interest-bearing liabilities.  Total interest income was constant at $3.3 million for both three month periods. The Company’s average interest rate spread was 3.80% for the three months ended March 31, 2013, compared to 3.75% for the prior year period. The Company’s net interest margin was 4.03% for the three months ended March 31, 2013, compared to 4.11% for the quarter ended March 31, 2012. The decrease in net interest margin on a comparative quarterly basis was primarily the result of a higher average volume of interest earnings assets and a decrease of 36 basis points in average yield on interest-earning assets for the quarter ended March 31, 2013 compared to the prior year quarterly period.

The increase in net income for the nine months ended March 31, 2013, resulted primarily from a $911,000, or 12.9%, increase in net interest income, a $150,000, or 6.1%, increase in non-interest income, and a $49,000, or 10.0%, decrease in the provision for loan losses, partially offset by an increase of $308,000, or 5.1%, in non-interest expense and a $376,000, or 44.0%, increase in income tax expense. The increase in net interest income for the nine month period was primarily due to an increase in total interest income as a result of an increase in the volume of interest-earning assets combined with a decrease in interest expense on borrowings and deposits due to an overall decline in the average cost of funds.  The Company’s average interest rate spread was 3.80% for the nine months ended March 31, 2013, compared to 3.57% for the nine months ended March 31, 2012. The Company’s net interest margin was 4.08% for the nine months ended March 31, 2013, compared to 3.97% for the nine months ended March 31, 2012.  The increase in net interest margin and average interest rate spread is attributable primarily to the implementation of management’s strategy to enhance our core earnings by increasing commercial loan volume and related income in conjunction with decreasing costs associated with deposits and advances from the Federal Home Loan Bank.

The following tables set forth the Company’s average balance and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the three and nine months ended March 31, 2013 and 2012.

	For the Three Months Ended March 31,
	2013		2012
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Investment securities	$55,851	2.78%	$76,900	3.34%
Loans receivable	201,100	5.73	164,113	6.40
Interest-earning deposits	6,352	0.12	4,332	0.28
Total interest-earning assets	$263,303	4.97%	$245,345	5.33%

Interest-bearing liabilities:
Savings accounts	$7,948	0.22%	$6,471	0.93%
NOW accounts	21,776	0.77	19,069	0.36
Money market accounts	38,533	0.37	37,404	0.53
Certificates of deposit	110,439	1.67	101,053	2.09
Total interest-bearing deposits	178,696	1.22	163,997	1.49
FHLB advances	33,567	0.91	25,404	2.16
Total interest-bearing liabilities	$212,263	1.17%	$189,401	1.58%

	For the Nine Months Ended March 31,
	2013		2012
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Investment securities	$60,601	2.94%	$78,664	3.33%
Loans receivable	193,450	5.90	150,167	6.57
Interest-earning deposits	5,917	0.22	7,366	0.20
Total interest-earning assets	$259,968	5.08%	$236,197	5.29%

Interest-bearing liabilities:
Savings accounts	$7,140	0.26%	$6,519	0.90%
NOW accounts	19,719	0.80	16,926	0.58
Money market accounts	40,363	0.43	36,326	0.61
Certificates of deposit	108,357	1.76	94,930	2.21
Total interest-bearing deposits	175,579	1.29	154,701	1.60
FHLB advances	28,773	1.24	25,962	2.43
Total interest-bearing liabilities	$204,352	1.28%	$180,663	1.72%

The $56,000 decrease in non-interest income for the quarter ended March 31, 2013, compared to the prior year quarterly period was due to decreases of $31,000 in other non-interest income, $19,000 in gain on sale of loans and $6,000 in income from bank owned life insurance. The $150,000 increase in non-interest income for the nine months ended March 31, 2013, compared to the prior year period was primarily due to an increase of $228,000 in gain on loans held for sale, partially offset by decreases of $39,000 in gain on sale of securities, $22,000 in other non-interest income and $17,000 in income from bank owned life insurance. The Company sells most of its fixed rate mortgage loan originations other than those loans selected for portfolio.

The $81,000 decrease in non-interest expense for the three months ended March 31, 2013 compared to 2012 was primarily due to decreases of $51,000 in audit and examination fees, $42,000 in occupancy and equipment expense, $35,000 in loan and collection expense, $29,000 in compensation and benefits expense and $9,000 in advertising expense.  These decreases were partially offset by increases of $46,000 in data processing costs and $38,000 in legal fees. The $308,000 increase in non-interest expense for the nine months ended March 31, 2013 compared to 2012 was primarily due to increases in compensation and benefits expense of $310,000, due in part to increasing loan volume and related commissions to commercial and residential loan officers, as well as increases of $67,000 in data processing costs and $82,000 in legal expenses. These increases were partially offset by decreases of $60,000 in audit and examination fees, $30,000 in loan and collection expense, $26,000 in advertising expense, $19,000 in occupancy and equipment expense and $22,000 other non-interest expenses. Additions to the provision for loan losses during the quarter and nine months ended March 31, 2013, reflects the increase in loan loss allowances deemed necessary by management for risks associated with the increasing volume of non-residential and commercial loans.

At March 31, 2013, the Company reported total assets of $276.2 million, a decrease of $20.0 million, or 6.7%, compared to total assets of $296.2 million at June 30, 2012. The decrease in assets was comprised primarily of decreases in investment securities of $14.6 million, or 20.9%, from $69.8 million at June 30, 2012, to $55.2 million at March 31, 2013, loans held-for-sale of $7.0 million, or 62.6%, from $11.2 million at June 30, 2012 to $4.2 million at March 31, 2013, and a decrease in cash and cash equivalents of $27.8 million, or 79.9%, from $34.9 million at June 30, 2012 to $7.0 million at March 31, 2013, partially offset by an increase in net loans receivable of $28.2 million, or 16.7% from $168.3 million at June 30, 2012 to $196.4 million at March 31, 2013. The decrease in cash and cash equivalents was due to a non-recurring deposit in the quarter ended June 30, 2012 which had a balance of approximately $31.7 million at June 30, 2012. The deposit was short-term in nature and was fully withdrawn during the quarter ended September 30, 2012. The decrease in investment securities was due to sales and principal repayments during the nine months ended March 31, 2013. The decrease in loans held-for-sale primarily reflects a decrease at March 31, 2013 in receivables from financial institutions purchasing the Company’s loans held-for-sale.

The following table shows total loans originated and sold during the periods indicated.

	Nine Months Ended March 31,
	2013	2012	% Change
	(In thousands)
Loan originations:
One- to four-family residential	$124,945	$120,762	3.46%
Commercial — real estate secured (owner occupied and non-owner occupied)	13,780	10,016	37.58%
Multi-family residential	7,289	4,751	53.42%
Commercial business	5,787	8,870	(34.76)%
Land	4,164	1,527	172.69%
Construction	22,562	30,777	(26.69)%
Home equity loans and lines of credit and other consumer	2,228	7,860	(71.65)%
Total loan originations	$180,755	$184,563	(2.06)%
Loans sold	$91,702	$87,520	4.78%

Included in the $22.6 million of construction loan originations for the nine months ended March 31, 2013 are approximately $19.8 million of one- to four-family residential construction loans and $2.8 million of commercial and multi-family construction loans, each of which are primarily located in the Company’s market area.

Total liabilities decreased $12.4 million, or 5.0%, from $246.3 million at June 30, 2012 to $233.9 million at March 31, 2013, primarily due to a decrease in total deposits of $18.4 million, or 8.3%, to $203.1 million at March 31, 2013, compared to $221.4 million at June 30, 2012. The decrease in deposits was primarily due to the withdrawal during the quarter of the non-recurring deposit discussed above which had a balance of approximately $31.7 million at June 30, 2012. During the latter part of fiscal 2012, the Company began utilizing brokered certificates of deposit as a component of its strategy for lowering Home Federal Bank’s overall cost of funds. The Company has accepted $2.3 million in new brokered certificates of deposit in fiscal 2013.  The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions. At March 31, 2013 and June 30, 2012, the Company had $12.7 million and $10.4 million, respectively, in brokered deposits. Advances from the Federal Home Loan Bank of Dallas increased $6.3 million, or 26.7%, to $29.7 million at March 31, 2013, from $23.5 million at June 30, 2012.

At March 31, 2013, the Company had $769,000 of non-performing assets compared to $14,000 of non-performing assets at June 30, 2012, consisting of four single-family residential loans and one non-performing line of credit at March 31, 2013, compared to one non-performing single family residential loan at June 30, 2012. The Company had four commercial loans and one residential mortgage loan  classified substandard at March 31, 2013 in the amount of $5.0 million compared to none at June 30, 2012. The loans are performing in accordance with their terms at March 31, 2013.

Shareholders’ equity decreased $7.6 million, or 15.2%, to $42.3 million at March 31, 2013, from $49.9 million at June 30, 2012.  The primary reasons for the decrease in shareholders’ equity from June 30, 2012, were the acquisition of treasury stock of $10.2 million, dividends paid of $492,000 and a decrease in the Company’s accumulated other comprehensive income of $600,000. These decreases in shareholders’ equity were partially offset by net income of $2.5 million for the nine months ended March 31, 2013, proceeds from the issuance of common stock from the exercise of stock options of $742,000 and the vesting of restricted stock awards, stock options and release of employee stock ownership plan shares totaling $525,000.

The Company repurchased 206,891 shares of its common stock during the quarter ended March 31, 2013 at an average price per share of $17.74. Of the repurchased shares, 19,391 shares were acquired under the stock repurchase programs. As of March 31, 2013, there were a total of 134,345 shares remaining for repurchase under the programs.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one agency in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
	March 31,	June 30,
	2013	2012
ASSETS	(Unaudited)

Cash and cash equivalents	$7,024	$34,863
Securities available for sale at fair value	53,313	68,426
Securities held to maturity (fair value March 31, 2013: $1,920; June 30, 2012: $1,381)	1,920	1,381
Loans held-for-sale	4,173	11,157
Loans receivable, net of allowance for loan losses (March 31, 2013: $2,124; June 30, 2012: $1,698)	196,419	168,263
Other assets	13,376	12,093

Total assets	$276,225	$296,183

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$203,069	$221,436
Advances from the Federal Home Loan Bank of Dallas	29,745	23,469
Other liabilities	1,097	1,390

Total liabilities	233,911	246,295

Shareholders’ equity	42,314	49,888

Total liabilities and shareholders’ equity	$276,225	$296,183

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Interest income
Loans, including fees	$2,880	$2,624	$8,564	$7,394
Investment securities	5	8	20	88
Mortgage-backed securities	383	635	1,314	1,877
Other interest-earning assets	2	3	10	11
Total interest income	3,270	3,270	9,908	9,370
Interest expense
Deposits	543	609	1,693	1,859
Federal Home Loan Bank borrowings	76	137	263	474
Other bank borrowings	1	--	4	--
Total interest expense	620	746	1,960	2,333
Net interest income	2,650	2,524	7,948	7,037
Provision for loan losses	214	216	441	490
Net interest income after provision for loan losses	2,436	2,308	7,507	6,547

Non-interest income
Gain on sale of loans	655	674	1,992	1,764
Gain on sale of securities	--	--	215	254
Income on Bank Owned Life Insurance	44	50	141	158
Other income	71	102	273	295

Total non-interest income	770	826	2,621	2,471

Non-interest expense
Compensation and benefits	1,403	1,432	4,068	3,758
Occupancy and equipment	148	190	540	559
Data processing	126	80	313	246
Audit and examination fees	52	103	158	218
Franchise and bank shares tax	84	87	224	230
Advertising	61	70	181	207
Legal fees	151	113	398	316
Loan and collection	25	60	87	117
Deposit insurance premium	32	30	95	83
Other expenses	125	123	338	360

Total non-interest expense	2,207	2,288	6,402	6,094

Income before income taxes	999	846	3,726	2,924
Provision for income tax expense	323	259	1,231	855

NET INCOME	$676	$587	$2,495	$2,069

EARNINGS PER SHARE
Basic	$0.31	$0.21	$1.04	$0.73
Diluted	$0.30	$0.21	$1.01	$0.73

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.80%	3.75%	3.80%	3.57%
Net interest margin	4.03%	4.11%	4.08%	3.97%
Return on average assets	0.97%	0.90%	1.21%	1.10%
Return on average equity	6.33%	4.61%	7.20%	5.43%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.28%	0.04%	0.28%	0.04%
Allowance for loan losses as a percent of non-performing loans	276.29%	135.92%	276.29%	135.92%
Allowance for loan losses as a percent of total loans receivable	1.07%	0.86%	1.07%	0.86%

Per Share Data:
Shares outstanding at period end	2,361,879	2,969,372	2,361,879	2,969,372
Weighted average shares outstanding:
Basic	2,180,265	2,792,791	2,399,921	2,838,868
Diluted	2,246,667	2,819,262	2,467,577	2,850,878
Tangible book value at period end	$17.92	$16.97	$17.92	$16.97
____________
(1)      Ratios for the three and nine month periods are annualized.
(2)      Asset quality ratios are end of period ratios.

CONTACT:	Daniel R. Herndon Chief Executive Officer James R. Barlow President and Chief Operating Officer (318) 222-1145